Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Selected Financial Data and Other Information” and to the use of our reports dated May 3, 2011, with respect to the consolidated financial statements, including the consolidated schedule of investments and with respect to the senior securities table in the Registration Statement and related Prospectus of Garrison Capital LLC for the registration of its common stock.

/s/ Ernst & Young LLP

New York, NY
May 3, 2011